Calculation of Filing Fee Tables
S-8
Bob's Discount Furniture, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	BDF Holding Corp. 2014 Stock Option Plan - Common Stock, $0.0001 par value per share	Other	7,523,166	$ 2.9697	$ 22,341,546.07	0.0001381	$ 3,085.37
2	Equity	Bob's Discount Furniture, Inc. 2026 Equity Incentive Plan - Common Stock, $0.0001 par value per share	Other	13,036,706	$ 17.40	$ 226,838,684.40	0.0001381	$ 31,326.42
Total Offering Amounts:						$ 249,180,230.47		$ 34,411.79
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 34,411.79
Offering Note
[1]	1a. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Act") this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share ("Common Stock") as may issued to prevent dilution from stock splits, stock dividends and similar transactions. 1b. Represents shares of Common Stock issuable upon exercise or settlement of awards previously granted under the BDF Holding Corp. 2014 Stock Option Plan (the "2014 Plan") that are outstanding as of the date of this Registration Statement. 1c. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Act. For the shares of Common Stock reserved for issuance upon the exercise of outstanding awards under the 2014 Plan, the Proposed Maximum Offering Price Per Share is $2.9697 per share, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding awards under the 2014 Plan.

[2]	See note 1a. 2a. Represents shares of Common Stock reserved for issuance upon exercise of options or in respect of other awards under the Bob's Discount Furniture, Inc. 2026 Equity Incentive Plan (the "2026 Plan") (inclusive of shares subject to awards granted under the 2014 Plan prior to the date hereof). The 2026 Plan includes an "evergreen" provision, which provides that on January 1st of each year beginning in 2027, the number of shares of Common Stock available for issuance under the 2026 Plan will automatically increase in an amount equal to the lesser of (i) four percent (4%) of the number of shares of Common Stock outstanding as of the close of business on the immediately preceding December 31 and (ii) the number of shares of Common Stock determined by the board of directors of the Registrant on or prior to such date for such year. 2b. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Act based on the average of the high and low prices of the registrant's Common Stock as reported on the New York Stock Exchange on February 6, 2026 to be $18.32 and $16.47, respectively.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A